Exhibit t-2

                         FIRST AMENDMENT
                               TO
               AMERITECH ESTATE PRESERVATION PLAN


     RESOLVED, that pursuant to the authority reserved to Ameritech Corporation (the "Company") by the provisions of the Ameritech Estate Preservation Plan (the "Plan"), the Plan is hereby amended, effective as of October 1, 1994, as follows:

Paragraph 2.1 is amended to read in its entirety as follows:
"Each Eligible Employee (as defined below) shall become a Participant in the Plan as of the date on or after the Effective Date on which he purchases an Estate Preservation Policy pursuant to the terms of this Plan and executes a related "Split-Dollar Agreement" and "Collateral Assignment Agreement" as set forth in
Section 4 hereof. The term "Eligible Employee" means a full-time employee who is on the active roll of the Company or any Subsidiary and who either (i) on or before September 30, 1994 had attained a level higher than Department Level or equivalent Fifth Level and held a position that the Board of Directors of the Company designated to be within its Senior Management Group, (ii) is Chairman of the Board, Chief Executive Officer, Vice Chairman or President of the Company, (iii) is a member of the Company's Management Committee, or (iv) is an elected Corporate Officer or President of a Business Unit (as defined below) who has total annual cash compensation (base salary plus the target award under the Short Term Incentive Plan) of $300,000 or greater and whose participation in the Plan is approved by the Chairman of the Board. The term "Business Unit" means the customer-specific business units (11 as of September 30, 1994) as they exist from time to time, the Network Services Unit and each of the five former Bell telephone companies in the states of Illinois, Indiana, Michigan, Ohio and Wisconsin."

Paragraph 3.1 is amended to read in its entirety as follows:
"Subject to satisfying any insurability requirements of the Insurer, an Eligible Employee may purchase an Estate Preservation Policy on the joint lives of himself and his spouse. The death benefit coverage that may be purchased under an Estate Preservation Policy may not exceed (A) in the case of a Participant who was an Eligible Employee on or before September 30, 1994, an amount, in $500,000 increments, up to ten times the sum of the Participant's then applicable position rate and his target short term award, rounded to the next higher $500,000, and
(B) in the case of a Participant who became an Eligible Employee on or after October 1, 1994, (i) $4,000,000 for the Chairman of the Board, the Chief Executive Officer and any other Participant who is or would be among the five most highly compensated employees of the Company (based on current base salary plus the target award under the Short Term Incentive Plan) ("Top 5"), and
(ii) $3,000,000 for each other Participant."

Paragraph 3.2 is amended to read in its entirety as follows: "In accordance with the terms of the Plan, and subject to satisfying any insurability requirements of the Insurer, the Participant, prior to his termination of employment with the Company and the Subsidiaries, may elect to decrease the amount payable as a death benefit (within the limits set forth in subsection 3.1) in such form and at such time as the Company and the Insurer may require. No increases in coverage may be permitted with the exception that an Eligible Participant who becomes a member of the Top 5 may increase his coverage up to a maximum of $4,000,000."

Paragraph 4.8 (a)(iii) is amended to read in its entirety as follows: "The Participant is demoted or moved by the Company or a Subsidiary to a position that is no longer that of an Eligible Employee, even if the change occurs on or after the date upon which the Participant becomes retirement eligible, unless the Senior Vice President-Human Resources makes a determination based on all relevant facts and circumstances that the Split-Dollar Agreement shall not terminate as a result of the Participant's demotion and so notifies the Participant;"































[BBH2134.DOC]